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                            December 10, 2020

       Glenn W. Rust
       Chief Executive Officer
       Virginia National Bankshares Corp
       404 People Place
       Charlottesville, Virginia 22911

                                                        Re: Virginia National
Bankshares Corp
                                                            Registration
Statement on Form S-4
                                                            Filed December 4,
2020
                                                            File No. 333-251137

       Dear Mr. Rust:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Julia
Griffith at 202-551-3267 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance